Filed under Rule 424(b)(3), Registration Statement No. 333-217690

Pricing Supplement No. 1 – Dated May 5, 2017 (To: Prospectus dated May 5, 2017)

U.S. $10,000,000,000
FORD MOTOR CREDIT COMPANY LLC ("Ford Credit")
FORD INTEREST ADVANTAGE FLOATING RATE DEMAND NOTES

Interest Rate Per Annum
Period Beginning	Tier One Notes Under $15,000	Tier Two Notes $15,000 - $50,000	Tier Three Notes Over $50,000
5/5/2017	0.95%	1.00%	1.05%

Validity of the Notes Offered Hereby

In the opinion of Ford Credit’s counsel, when the securities offered by this pricing supplement have been executed and issued by Ford Credit and authenticated by the trustee pursuant to an Indenture dated as of July 1, 1985, as supplemented, between Ford Credit and The Bank of New York Mellon (the “Indenture”), and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Ford Credit, enforceable in accordance with their terms. The opinion expressed above is subject to the qualifications that such counsel expresses no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law,) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the Limited Liability Company Act of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Indenture with respect to the trustee and other matters all as stated in the letter of such counsel dated May 5, 2017, which has been filed as an Exhibit to the Registration Statement.